EXECUTION VERSION

CARRIAGE SERVICES, INC.
3040 POST OAK BLVD., SUITE 300
HOUSTON, TEXAS 77056

March 14, 2012

Mark R. Bruce
3811 Carnden Lane
Missouri City, Texas 77459

Dear Mark:
Carriage Services, Inc. (the “Company”) and you previously entered into that certain Employment Agreement, dated January 4, 2011 (the “Agreement”), pursuant to which you serve as a Regional Managing Partner of the Company. The Company and you now enter into this agreement (this “Amendment”) in order to amend certain provisions of the Agreement as set forth herein. As used in this Amendment, terms that begin with an initial capital letter have the same meanings as such terms have in the Agreement unless a contrary meaning is specified in this Amendment.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and you agree to amend the Agreement pursuant to this Amendment, effective as of the date hereof, as follows:
1.    The annual Base Salary rate stated in Section 4 of the Agreement shall be modified to be not less than $240,000.00 for the remaining term of the Agreement.
2.    Section 5(a) of the Agreement shall be deleted in its entirety and shall be replaced with the following:
(a)    Employee shall be eligible for an annual, discretionary incentive award (the “Incentive Award”) for each full calendar year that he is employed hereunder, as determined in the sole discretion of the Chief Executive Officer of the Company upon consideration of, among other things, regional corporate and individual performance for the year. The Incentive Award shall be payable before March 15 of the year following the calendar year to which the Incentive Award relates, following the certification of applicable year-end financial results. Employee must be employed by the Company on the payment date in order to earn and receive an Incentive Award.

3.    The chart included in Section 7(g) of the Agreement shall be deleted in its entirety and replaced with the chart set forth in Exhibit A attached to this Amendment, which chart set forth in Exhibit A shall govern the impact of a Corporate Change and/or Employee's termination from employment on the vesting of Employee's stock option, restricted stock and other share-based awards where, in the discretion of the Company, the applicable plan(s) is/are silent about the impact of a Corporate Change and/or Employee's termination of employment on the vesting of such awards.
4.    A new Section 7(h) shall be added to the Agreement and shall read as follows:
(h)    Reduction of Payments. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code, and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company and its affiliates will be one dollar ($1.00) less than three times Employee's “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code. The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to the extent of any such reduction in the amount of the payments and benefits provided hereunder shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee's base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 7(h) shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee's excise tax liabilities under Section 4999 of the Code, if any.
5.    In all other respects, the Agreement remains unchanged and in full force and effect and, in signing below, you recognize the continuing effect and enforceability of the Agreement, as amended by this Amendment.

If the foregoing correctly sets forth our understanding, please sign, date and return the original copy of this Amendment to the undersigned. After this Amendment has been executed by both parties, it shall constitute a binding Amendment to the Agreement.
Sincerely,

/s/ Melvin C. Payne
Melvin C. Payne
Chief Executive Officer

ACCEPTED AND AGREED:
/s/ Mark R. Bruce
Mark R. Bruce

EXHIBIT A

Reason for Termination	Stock Options	Restricted Stock	Other share-based awards
Termination by the Company for Cause (as defined in Section 7(c) above)	Forfeit all unvested awards	Forfeit all unvested awards	Forfeit all unvested awards
Involuntary Termination by the Company without Cause (as defined in Section 7(c) above) or by Employee for Good Reason (as defined in Section 7(e) above) other than during the 24 month period following a Corporate Change
	Forfeit all unvested awards; Employee has 3 months from the date of termination to exercise all vested awards	Forfeit all unvested awards	Forfeit all unvested awards
Voluntary Termination By Employee (not for Good Reason)	Forfeit all unvested awards; Employee has 3 months from the date of termination to exercise all vested awards	Forfeit all unvested awards	Forfeit all unvested awards
Termination during the 24 month period following a Corporate Change for one of the reasons specified in Section 7(e) above	Immediate vesting of all unvested awards; Employee has 3 months from the date of termination to exercise all vested awards	Immediate vesting of all unvested awards	Payouts made within 60 days following the end of the performance period as if Employee had been employed during the entirety of the period, provided that applicable performance targets have been met

Reason for Termination	Stock Options	Restricted Stock	Other share-based awards
Death	Immediate vesting of all unvested awards; Employee's estate has 12 months to exercise all vested awards	Immediate vesting of all unvested awards
Awards will be prorated based on termination date and prorated payouts will be made within 60 days following the end of the performance period, provided that applicable performance targets have been met

Disability	Immediate vesting of all unvested awards; Employee has 12 months to exercise all vested awards	Immediate vesting of all unvested awards
Awards will be prorated based on termination date and prorated payouts will be made within 60 days following the end of the performance period, provided that applicable performance targets have been met

Retirement pursuant to a plan or policy adopted by the Company, if any, or on terms approved by the Board of Directors	Forfeit all unvested awards; Employee has 3 months to exercise all vested awards	Immediate vesting of all unvested awards
Awards will be prorated based on termination date and prorated payouts will be made within 60 days following the end of the performance period, provided that applicable performance targets have been met.